                                                                    EXHIBIT 99.2


                      NOVASTAR FINANCIAL, INC. ANNOUNCES
                      -----------------------------------
                  THIRD QUARTER LOAN PRODUCTION OF AFFILIATES
                  -------------------------------------------

(WESTWOOD, KANSAS October 15, 1998) NovaStar Financial, Inc. (NYSE: NFI) announced loan production figures for two of its affiliated companies, NovaStar Mortgage, Inc. and NovaStar Capital, Inc. for the third quarter ended September 30, 1998.

NovaStar Mortgage, Inc. (Mortgage) originated $232 million of subprime residential mortgage loans during the 1998 third quarter. For the nine months ended September 30, 1998, Mortgage has originated nearly 8,000 subprime residential loans with an aggregate principal amount of over $735 million. The third quarter volume represents an increase of $98 million (70 percent) over the 1997 third quarter, but was $62 million less than 1998 second quarter production levels. In addition, during the 1998 third quarter Mortgage sold $18 million of production for cash to an unrelated third party for a net gain of approximately $826,000.

President Lance Anderson had the following comments; "NovaStar Mortgage concentrated on building its back office operations during the 1998 second quarter and early third quarter. During that same time we also tightened our underwriting and appraisal guidelines which resulted in lower production volume for the quarter. Mortgage's focus in the third quarter was to increase its sales force, which had remained relatively stable from March 31 through July 31. Mortgage ended the third quarter with 55 account executives in the field, up from 41 at the end of July."

Effective October 12, 1998, NovaStar Mortgage further tightened its underwriting guidelines and lowered the maximum price it pays for mortgage loans. "This was in reaction to the recent changes in the capital market," Anderson stated, "We expect these changes to have a negative impact on volume during the fourth quarter. However, given current market conditions, we believe this is the right decision for the company."

Anderson also addressed the quality of Mortgage's second quarter production. "The majority (77 percent) of originations continue to be in our highest credit grades, the A- and above products." He added that the Company continues to remain focused on generating loans with protection against prepayments, "79 percent of third quarter originations had some form of prepayment penalty, up from 71 percent from the second quarter." The average premium paid to brokers during the third quarter was 1.39 percent of principal, compared to 1.25 percent and 1.43 percent for the previous two quarters of 1998. The premium paid to brokers is a function of the nature and extent of prepayment penalties.

Mortgage originations remained geographically diversified. Florida, California and Michigan were the only states representing more than 5 percent of total production for the 1998 third quarter.

In addition to its wholesale origination operation, Mortgage also maintains a portfolio retention unit focused on keeping borrowers that might otherwise refinance with another lender. This group recaptured $6 million of subprime loans during the three months ended September 30, 1998. Loans funded under this program during the third quarter were substantially all (84%) fixed rate loans with an average coupon of 8.51 percent and an average loan-to-value of 78 percent.

The Company also announced that another affiliate, NovaStar Capital, Inc. (Capital), began conducting business during the 1998 third quarter to complement the activities of Mortgage. Capital's operating strategy is to purchase and/or sell residential mortgage loans (both subprime and Alt A products) through channels other than wholesale mortgage brokers, such as banks and thrifts.

Capital opened for business during August and purchased loans with a total principal amount of $8.6 million during its first quarter of operation. Capital's purchases consisted primary of ARM loans (2/28 product) with an average coupon of 8.8 percent and an average loan-to-value of 81 percent. Capital's loans were generated at an average premium cost of 1.32 percent of principal.

Detailed information related to the loans originated by Mortgage during the quarter follows.

                                   - MORE -

    NOVASTAR MORTGAGE
 WHOLESALE ORIGINATIONS

                                                                                       WEIGHTED        WEIGHTED
                                                                        PERCENT         AVERAGE         AVERAGE
              PROGRAM TYPE                           AMOUNT             OF TOTAL        COUPON            LTV
Adjustable-rate loans                             $151,837,544             65%          10.09%           82.1%
Fixed-rate loans                                    80,495,722             35           10.15            80.1
                                                  ------------            ----          ------           -----
                                                  $232,333,266            100%          10.11%           81.4%
                                                  ============            ====          ======           =====

Average loan principal balance                    $     90,191
                                                  ============

Percent of loans with
  prepayment penalties                                     79%
                                                           ===

                                                                                      WEIGHTED        WEIGHTED
                                                                        PERCENT        AVERAGE         AVERAGE
       SUMMARY BY CREDIT GRADE                       AMOUNT             OF TOTAL       COUPON            LTV
A+                                                $  5,418,915             2%           8.97%           85.3%
AA                                                $ 36,063,269            15%           9.60%           83.9%
A                                                   82,730,530            36            9.83            82.9
A-                                                  52,882,859            23           10.19            83.5
B                                                   29,966,258            13           10.54            79.6
C                                                   20,448,085             9           11.15            71.8
D                                                    4,823,350             2           11.97            62.3
                                                  ------------           ---           -----            ----
                                                  $232,333,266           100%          10.11%           81.4%
                                                  ============           ===           =====            ====

       SUMMARY BY PROGRAM TYPE
2-Year Fixed                                      $129,551,887            56%          10.17%           82.3%
30-Year Fixed Due in 15                             41,704,494            18           10.19            81.2
30-Year Fixed                                       25,932,878            11           10.32            80.8
15-Year Fixed                                       11,395,225             5            9.71            75.2
3-Year Fixed                                         9,614,750             4           10.18            78.9
6-Month LIBOR                                        5,712,350             2            9.20            79.3
1-Year CMT                                           4,921,457             2            9.44            83.3
Other Products                                       3,500,225             2            8.95            81.6
                                                  ------------           ---           -----            ----
                                                  $232,333,266           100%          10.11%           81.4%
                                                  ============           ===           =====            ====

NovaStar Financial, Inc. is a real estate investment trust (REIT) that invests in the single-family residential subprime mortgage loans originated by its affiliate, NovaStar Mortgage, Inc., and in high-quality mortgage securities. Mortgage loans in portfolio are financed on a long-term basis by issuing collateralized mortgage obligations accounted for as debt instruments. NovaStar Financial, Inc. is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovaStar Mortgage's operates wholesale lending operations in Orange County, California and Boca Raton, Florida. NovaStar Capital, Inc.'s primary offices are located in Westwood, Kansas.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, and other risk factors outlined in the Company's 1997 annual report on Form 10-K.

                                      ###



SOURCE NovaStar Financial, Inc.
-0-
/Contact: Mark J. Kohlrus, Chief Financial Officer, (913) 514-3534, or Anna LeCluyse, (913) 514-3505, or fax, (913) 514-3515, both of NovaStar/(NFI)